EXHIBIT 21
LIST OF SUBSIDIARIES

Jurisdiction of Incorporation or
Entity	Organization
Sapient Canada Inc.	Canada

Sapient Corporation Private Limited	India

Sapient GmbH	Germany

Sapient Government Services, Inc.	Delaware

Sapient Limited	United Kingdom

Sapient Netherlands B.V.	The Netherlands

Sapient Securities Corporation	Massachusetts

Sapient Sweden AB	Sweden

Sapient Switzerland AG	Switzerland

Planning Group International, Inc.	Florida

Derivatives Consulting Group LLC	New York

The Derivatives Consulting Group Limited	United Kingdom

Derivatives Consulting (UK) Limited	United Kingdom

Derivatives Consulting Group (Holdings) Limited	United Kingdom

Derivatives Consulting Group (Singapore) Pte Limited	Singapore

Derivatives Consulting Group (HK) Pte Limited	Hong Kong

A Plus Studio Ltd	United Kingdom

Engine Room Studio, Inc.	New York

Left Blue Sky Inc.	New York

LeftBlueSky Ltd	United Kingdom

Mook Limited	United Kingdom

Nitro Group Pty Ltd	Australia

Nitro Hong Kong Limited	Hong Kong

Nitro Limited	United Kingdom

Sapient Asia Holdings Luxembourg S.a.r.l.	Luxembourg

Sapient (BVI) Limited	British Virgin Islands

Jurisdiction of Incorporation or
Entity	Organization
Sapient Consulting Private Limited	India

Sapient (Gibraltar) Limited	Gibraltar

Sapient Holdings Luxembourg S.a.r.l.	Luxembourg

Sapient International GmbH	Switzerland

Sapient Mauritius Holdings Ltd	Republic of Mauritius

SapientNitro Pty Ltd	Australia

SapientNitro USA, Inc.	Delaware

Sapient Operations Luxembourg S.a.r.l.	Luxembourg

Shanghai Nitro Advertising Co. Limited	China

Shanghai Nitro Consulting Co., Ltd.	China

Nitro LLC	Russia